Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This SETTLEMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into as of October 30, 2019, by and among Plaintiff UMB Bank, N.A. (“Plaintiff”), in its capacity as trustee of an express trust for the benefit of each and every holder of one or more contingent value rights (the “CVR Holders”), on the one hand, and Defendant Sanofi, a French société anonyme, with share capital of 2,504,039,842 euros, registered at the Registry of Commerce and Companies of Paris under registration number 395 030 844 and having its registered office at 54 rue La Boétie, 75008 Paris, France (“Defendant” or “Sanofi”), on the other hand.

RECITALS

WHEREAS, in connection with Sanofi’s 2011 acquisition of Genzyme Corporation (“Genzyme”), Sanofi agreed to and did issue one publicly-traded contingent value right (“CVR”) per Genzyme share;

WHEREAS, the terms of the CVRs are set forth in the Contingent Value Rights Agreement, by and between Sanofi and the predecessor trustee, American Stock Transfer & Trust Company, LLC (“AST”), dated as of March 30, 2011 (the “CVR Agreement”);

WHEREAS, on November 9, 2015, AST commenced litigation against Sanofi in an action captioned American Stock Transfer & Trust Company, LLC, as Trustee v. Sanofi, No. 15-cv-08725 (the “Action”), which was filed in the United States District Court for the Southern District of New York (the “Court”);

WHEREAS, on January 29, 2016, Sanofi moved to dismiss Counts II and III of the November 9, 2015 complaint (the “Complaint”);

WHEREAS, on or about May 13, 2016, AST noticed its resignation as trustee under the CVR Agreement, which resignation became effective on June 30, 2016;

WHEREAS, on June 17, 2016, AST filed a Supplemental Complaint;

WHEREAS, on June 30, 2016, UMB Bank, N.A. was appointed as successor trustee under the CVR Agreement;

WHEREAS, on July 8, 2016, UMB Bank, N.A. filed an unopposed motion to substitute itself as plaintiff in the Action, which motion was granted by the Court on July 19, 2016;

WHEREAS, on July 15, 2016, UMB Bank, N.A. filed a motion for partial summary judgment as to Count IV of the Supplemental Complaint;

WHEREAS, on September 8, 2016, the Court issued a Decision and Order (i) granting Sanofi’s motion to dismiss with respect to Count III; (ii) denying (in part) Sanofi’s motion to dismiss with respect to Count II; and (iii) denying without prejudice to renewal UMB Bank N.A.’s motion for partial summary judgment with respect to Count IV (UMB Bank, N.A. v. Sanofi, 2016 WL 4938000 (S.D.N.Y. Sept. 8, 2016));

WHEREAS, on November 30, 2016, UMB Bank, N.A. entered into a Funding Agreement with certain named Investors and counsel to provide current funding for the Action (the “Funding Agreement”);

WHEREAS, on February 1, 2017, UMB Bank, N.A. filed a First Amended Complaint;

WHEREAS, on August 29, 2017, UMB Bank, N.A. filed a Second Amended Complaint (the Complaint, Supplemental Complaint, First Amended Complaint, and Second Amended Complaint are collectively referred to herein as the “Complaints”);

WHEREAS, on October 6, 2017, UMB Bank, N.A. filed a motion for partial summary judgment as to Count VI of the Second Amended Complaint;

WHEREAS, on May 29, 2018, the Court issued a Decision and Order (i) granting UMB Bank, N.A.’s motion for partial summary judgment as to Count VI of the Second Amended Complaint; and (ii) denying UMB Bank N.A.’s request for immediate enforcement of the Order (UMB Bank, N.A. v. Sanofi, 2018 WL 2426654 (S.D.N.Y. May 29, 2018));

WHEREAS, on September 13, 2019, Plaintiff and Defendant filed motions for summary judgment with respect to Counts I, II, and VII of the Second Amended Complaint;

WHEREAS, Plaintiff, as Trustee for the benefit of the CVR Holders, believes that settlement on the terms set forth herein is in the best interests of all CVR Holders and that the termination of the CVR Agreement and the extinguishment of the CVRs on the terms set forth herein is not adverse to the CVR Holders; and

WHEREAS, Plaintiff, upon direction from a majority of CVR Holders in form and substance acceptable to Plaintiff in its sole discretion, and Defendant (together, the “Parties,” and each individually, a “Party”) have agreed to settle all claims that were or could have been brought in the Action or that otherwise relate to the subject matter of the Action, the CVR Agreement, and the CVRs, and to fully and completely settle the Action without any admission of liability or wrongdoing (the “Settlement”).

AGREEMENT

NOW, THEREFORE, for good and valid consideration the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

I.	Definitions

For purposes of this Agreement, the following Definitions will apply:

A.          Sanofi Released Persons.  “Sanofi Released Persons” means each and all of the following:  (a) Sanofi; (b) Sanofi’s respective past and/or present subsidiaries and affiliates (the “Affiliated Releasees”); and (c) the past and/or present employees, officers, and directors of Sanofi or any of the Affiliated Releasees (the “Additional Releasees,” together with Sanofi and the Affiliated Releasees, the “Releasees”); and (d) the Releasees’ past and/or present managing directors, representatives, agents, attorneys (including, but not limited to, all counsel who have appeared in the Action and their respective law firms), insurers, reinsurers, principals, members, managers, families, stockholders, heirs, executors, trustees, personal representatives, estates administrators, predecessors, divisions, successors, and assigns.

B.           Plaintiff Released Persons.  “Plaintiff Released Persons” means each and all of the following:  (a) Plaintiff; (b) AST; (c) each Person whose claims Plaintiff holds, who has assigned any claims or proceeds from a claim to Plaintiff, or whom Plaintiff represents (or is suing on behalf of in the Action or otherwise), including, without limitation, each and every CVR Holder; and (d) Plaintiff’s and AST’s respective past and/or present affiliates, subsidiaries, general partners, parents, limited partners, managing directors, representatives, agents, attorneys (including, but not limited to, all counsel who have appeared in the Action and their respective law firms), insurers, reinsurers, principals, members, managers, families, stockholders, heirs, executors, trustees, personal representatives, estates administrators, predecessors, divisions, successors, and assigns.

C.           Released Persons.  “Released Persons” means, collectively, the Sanofi Released Persons and the Plaintiff Released Persons.

D.          Released Claims.  “Released Claims” means any and all claims, demands, actions, causes of action, obligations, debts, judgments, interests, complaints, claims, liabilities, promises, agreements, controversies, suits, rights, damages, costs, losses, debts, charges, expenses (including attorneys’ fees and disbursements of counsel, other professionals, and consultants), and liabilities of any and all kind, nature, and description, whether direct or derivative, whether at law or in equity (upon any legal or equitable theory, whether contractual, tort-based, common law, or statutory, whether arising under federal, state, common, or foreign law, whether based on bad faith, allegedly intentional, willful, negligent, or reckless conduct, whether asserted as claims, cross-claims, counterclaims, third-party claims, or in any other manner in any pleadings or filings in the Court, in any federal or state court, or in any other court, arbitration proceeding, administrative agency, or other forum in the United States or elsewhere), whether such are known or Unknown (as that term is employed in Paragraph II.K of this Agreement), secured or unsecured, contingent or absolute, choate or inchoate, suspected or unsuspected, ripened or unripened, liquidated or unliquidated, perfected or unperfected, whether asserted on the Releasing Persons’ own behalf or on behalf of another Person, and whether they be directly, indirectly, nominally, or beneficially possessed or claimed by the Releasing Person, that such Person, or any Person or entity claiming through such Person or by right in respect of such Person, has ever had since the beginning of time, now has, or that may arise or accrue in the future against any of the Released Persons that:  (a) in any way arise out of, are based upon, relate to, or concern the facts, matters, occurrences, claims made, allegations, representations, omissions, actions (or failure to act), transactions, agreements, or conduct alleged, complained of, set forth, referred to, involved in, or which could have been raised or made in the Action and/or any of the Complaints; (b) in any way arise out of, are based upon, relate to, or concern the CVR Agreement and/or the CVRs; (c) in any way relate to or concern the development and/or commercialization of alemtuzumab (marketed under the brand name Lemtrada); and/or (d) in any way relate to or concern the production and/or manufacturing of Cerezyme and/or Fabrazyme.  Released Claims do not include claims relating to the enforcement of this Agreement, but do include claims under the CVR Agreement that, by the CVR Agreement’s express terms, would otherwise survive the termination of the CVR Agreement.

E.         Person.  “Person” means an individual, corporation, limited liability company, professional corporation, limited liability partnership, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity, as well as each of their spouses, heirs, predecessors, successors, representatives, and assigns.

F.           Plaintiff Releasors.  “Plaintiff Releasors” means each and all of the following:  (a) Plaintiff; (b) each Person whose claims Plaintiff holds, who has assigned any claims or proceeds from any claims to Plaintiff, or whom Plaintiff represents (or is suing on behalf of in the Action or otherwise), including, without limitation, each and every CVR Holder (together with Plaintiff, the “Releasors”); and (c) all of the Releasors’ present or former partners, limited partners, officers, directors, employees, agents, affiliates, owners, predecessors, successors, assigns, heirs, executors, administrators, trustees, and any other Person who has the right, ability, standing, or capacity to assert, prosecute, or maintain any of the Released Claims or to obtain the proceeds of any recovery (in whole or in part) on those claims.

G.          Sanofi Releasors.  “Sanofi Releasors” means each and all of the following:  (a) Sanofi; (b) Sanofi’s respective past and/or present subsidiaries and affiliates (the “Affiliated Releasors”); and (c) the past and/or present employees, officers, and directors of Sanofi or any of the Affiliated Releasors.

H.           Releasing Persons.  “Releasing Persons” means, collectively, the Plaintiff Releasors and the Sanofi Releasors.

I.            Court Approval.  “Court Approval” means a Final Non-Appealable Order (as defined below) pursuant to the Minnesota Trust Code, Minn. Stat. §§ 501C.0201-.0208 (i) approving this Agreement and directing the Parties to implement its terms and those of the Funding Agreement, (ii) providing that the CVR Agreement is terminated and that none of the Trustee, the CVR Holders, and Sanofi shall have any further rights or obligations under the CVR Agreement, (iii) approving the notice(s) sent by the Trustee to the CVR Holders in connection with this Agreement and the court approval thereof and providing that that such notice(s) satisfy any and all notice requirements relating to court approval and as set forth in the CVR Agreement, including, for the avoidance of doubt, those imposed on Sanofi, and (iv) providing that Sanofi shall have no responsibility to anyone, including the CVR Holders, relating to the Trustee’s distribution of the Settlement Payment.  Sanofi and the Trustee shall both appear and reasonably cooperate in seeking Court Approval.  Final Non-Appealable Order means the entry of an approval order pursuant to the Minnesota Trust Code, Minn. Stat. §§ 501C.0201-.0208, and either (i) expiration of all appeal periods without an appeal (including, without limitation, the expiration of any time to apply for discretionary review), or (ii) if an appeal is taken, upon entry of an order finally affirming the approval order without possibility of further appeal or when the time for any further appeal has expired (including without limitation the expiration of any time to apply for discretionary review).

J.           Effective Date.  The “Effective Date” refers to the receipt of Court Approval as provided in Paragraph  1.I above.  The Parties acknowledge and agree that the following events shall also take place in connection with the Settlement:  (i) the Action will be voluntarily dismissed with prejudice as set forth in Paragraph II.B; (ii) the CVRs will be delisted from the NASDAQ and extinguished as set forth in Paragraph II.C; and (iii) Plaintiff shall send notice of the terms of this Agreement to the CVR Holders.  Plaintiff and Defendant will reasonably cooperate in seeking the prompt occurrence of items (i) through (iii) listed herein.  For the avoidance of doubt, each of (i) and (ii) listed herein is intended to follow and be contingent upon the occurrence of the Effective Date.

II.	Terms

A.           Settlement Payment.

1.          No later than five (5) business days after this Agreement is fully executed, Sanofi shall pay a total of $315,000,000 (the “Settlement Payment”) in full and complete satisfaction of all claims asserted in the Action and in exchange for the release set forth herein.  The Settlement Payment shall be paid by wire transfer to the interest bearing escrow account identified in Exhibit A hereto (the “Escrow Account”), which Escrow Account will be governed by the terms of the Escrow Agreement entered into contemporaneously herewith and attached as Exhibit C hereto.  The Settlement Payment will be held in the Escrow Account until each of the following three events has occurred: (i) Court Approval; (ii) the Joint Dismissal Order (as defined below) has been So Ordered by the Court; and (iii) the CVRs are delisted from the NASDAQ and extinguished as set forth in Paragraph II.C.

2.         Payment of the Settlement Payment as provided in Paragraph II.A.1, above, shall constitute a full and valid discharge of Sanofi’s payment obligations pursuant to this Agreement.

3.          The distribution of the Settlement Payment will be solely determined by Plaintiff, with no involvement or direction from Sanofi.  Court Approval shall include, without limitation, directing the Trustee to make payments in accordance with the terms of the Funding Agreement.

4.           If the Parties do not obtain Court Approval, then within five (5) business days following the issuance of a court order or ruling that fails to provide Court Approval, the Settlement Payment shall be returned in its entirety to Sanofi and this Settlement Agreement shall be null and void ab initio and the parties shall revert, without prejudice, to their respective status in the Action as of September 20, 2019.

B.           Dismissal of the Action.

1.          Upon execution of this Agreement, Sanofi, through its attorneys, shall execute and deliver to the attorneys for Plaintiff a Joint Stipulation of Dismissal With Prejudice (and without costs to any Person) in the form attached hereto as Exhibit B (the “Joint Dismissal Order”).

2.            The Joint Dismissal Order shall be executed and filed by Plaintiff no later than two (2) business days following the Effective Date.

C.          NASDAQ Delisting.  The Parties agree that the CVRs will be extinguished in their entirety and delisted from the NASDAQ promptly upon the occurrence of the Effective Date.  Sanofi shall undertake all steps necessary to promptly effectuate the delisting and shall commence the delisting process no later than one (1) business day following the Effective Date. Sanofi further agrees to, within one (1) business day of the commencement of the delisting process, provide evidence to Plaintiff of NASDAQ’s filing of a Form 25 with the Securities and Exchange Commission with respect to the CVRs.  Plaintiff agrees that it will reasonably cooperate with Sanofi to complete the delisting, but any expenses associated therewith shall be borne by Sanofi.

D.          Not Otherwise Entitled.  The Parties agree that except as otherwise set forth in this Agreement:  (i) Plaintiff is entitled to no payments or other consideration from any of the Sanofi Released Persons in respect of the Released Claims; and (ii) Sanofi is entitled to no payments or other consideration from any of the Plaintiff Released Persons in respect of the Released Claims.

E.            Acknowledgements.  Each Party acknowledges that it has read and understands this Agreement and that it has had the opportunity to consult with its attorneys before signing this Agreement.

F.          Release by the Plaintiff Releasors. For and in consideration of the agreements provided herein, each of the Plaintiff Releasors fully, finally, and forever releases, relinquishes, and discharges each and every one of the Sanofi Released Persons from any and all of the Released Claims.  Plaintiff represents and warrants that, to the best of its present knowledge (and without any duty of inquiry), neither it nor any of the other Plaintiff Releasors have filed any suit, charge, claim, complaint, or action against any Sanofi Released Person with respect to the Released Claims or any aspect thereof (other than the Action, which is now being fully settled), and has neither authorized anyone else to do so on its behalf nor has any such claim or right been transferred or assigned to them or anyone else by subrogation, agreement, court order, operation of law, or otherwise.  This release will become effective upon the Effective Date.  Upon and after the Effective Date, each Sanofi Released Person may plead this Agreement as a complete defense and bar to any Released Claim brought in contravention hereof.

G.           Covenants by the Plaintiff Releasors.  Effective upon execution of this Agreement, the Plaintiff Releasors covenant and agree that:

(a)          No Plaintiff Releasor will sue or bring any action or cause of action, including by way of third party claim, cross-claim, or counterclaim, or by right of representation or subrogation, against any Sanofi Released Person with respect to any or all of the Released Claims;

(b)         No Plaintiff Releasor will file, commence, prosecute, intervene in, participate in (as a class member, representative, or otherwise), or receive any benefits or other relief from any other lawsuit, arbitration, or other proceeding or order in any jurisdiction that is based upon, arises out of, or relates to any or all of the Released Claims against any or all of the Sanofi Released Persons; and

(c)          If involuntarily included in any such action, the Plaintiff Releasors will use their best efforts to withdraw therefrom.

H.         Release by the Sanofi Releasors.  For and in consideration of the agreements provided herein, each of the Sanofi Releasors fully, finally, and forever releases, relinquishes, and discharges each and every one of the Plaintiff Released Persons from any and all of the Released Claims.  Sanofi represents and warrants that, to the best of its knowledge, neither it nor any of the other Sanofi Releasors have filed any suit, charge, claim, complaint, or action against any Plaintiff Released Person with respect to the Released Claims or any aspect thereof, and has neither authorized anyone else to do so on its behalf nor has any such claim or right been transferred or assigned to it or anyone else by subrogation, agreement, court order, operation of law, or otherwise.  This release will become effective upon the Effective Date.  Upon and after the Effective Date, each Plaintiff Released Person may plead this Agreement as a complete defense and bar to any Released Claim brought in contravention hereof.

I.            Covenants by the Sanofi Releasors.  Effective upon execution of this Agreement, the Sanofi Releasors hereby covenant and agree that:

(a)         the Sanofi Releasors will not sue or bring any action or cause of action, including by way of third party claim, cross-claim, or counterclaim, or by right of representation or subrogation, against any Plaintiff Released Person with respect to any or all of the Released Claims;

(b)          the Sanofi Releasors will not file, commence, prosecute, intervene in, participate in (as a class member, representative, or otherwise), or receive any benefits or other relief from any other lawsuit, arbitration, or other proceeding or order in any jurisdiction that is based upon, arises out of, or relates to any or all of the Released Claims against any or all of the Plaintiff Released Persons; and

(c)          If involuntarily included in any such action, the Sanofi Releasors will use their best efforts to withdraw therefrom.

J.            Cal. Civ. Code § 1542.  Each of the Parties expressly waives any and all rights under Section 1542 of the California Civil Code, and any like provision or principle of law in any other jurisdiction.  Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the persons and entities released herein, each Party expressly acknowledges that the releases contained in this Agreement are intended to include in their effect, without limitation, claims and causes of action that it does not know or suspect to exist at the time of the execution hereof, including those that may be created by any change in law or statute (described herein as “Unknown”), and that the releases herein contemplate extinguishment of all such claims and causes of action.  The Parties acknowledge that the foregoing waiver was a separately bargained for and key element of this Agreement and is made with full knowledge and understanding of its consequences and effect after consultation with counsel.

K.          Non-Admission of Liability.  The Parties agree that they have entered into this Agreement in compromise of disputed claims and that entry into this Agreement is not an admission of any liability or wrongdoing on the part of the Sanofi Released Persons, nor an admission by Plaintiff that any of Sanofi’s defenses have any merit.

L.           Confidentiality/Communications to Third Parties.  The terms and conditions of this Agreement and of the Settlement are confidential, and no Party shall disclose such terms and conditions to any third party, provided, however, that the Parties may disclose the terms and conditions of this Agreement to their attorneys; as required by applicable regulations (including to their accountants if so required), statute, court rule, or court order; as necessary to enforce their rights under this Agreement; in any court proceeding seeking Court Approval (without any obligation to seal or redact); and Plaintiff, in its capacity as Trustee for the benefit of the CVR Holders, may disclose the terms and conditions of this Agreement to the CVR Holders, provided, however, that Sanofi is provided with the opportunity to review any notice to CVR Holders before such notice is disseminated by Plaintiff.

M.         No Disparagement.  Plaintiff and Defendant each agree not to take any action or make any statement, written or oral, that disparages the other, or that has the intended or foreseeable effect of damaging the reputation of the other, with respect to this Agreement or the subject matter of the Action.

N.	Use of the Settlement Agreement.

1.           Whether or not the Settlement is consummated and whether or not the Effective Date occurs, the facts and terms of the Settlement and this Agreement (including all exhibits hereto), as well as all negotiations, discussions, acts performed, agreements, drafts, documents signed, and proceedings in connection with the Settlement:

(a)         shall not be described as, construed as, interpreted as, or offered or received against Sanofi as evidence of and/or deemed to be evidence of any presumption, concession, or admission by Sanofi as to:  (i) the truth of any fact alleged in the Complaints; (ii) the validity of any claim that has been or could have been asserted in the Action or in any other litigation, action, or proceeding, or that otherwise relates to the subject matter of the Action; (iii) the deficiency of any defense that has been or could have been asserted in the Action or in any other litigation, action, or proceeding; and/or (iv) any liability, negligence, fault, or wrongdoing on its part;

(b)          shall not be described as, construed as, interpreted as, or offered or received against Plaintiff as evidence of and/or deemed to be evidence of any presumption, concession, or admission by Plaintiff as to:  (i) the truth of any fact alleged by Sanofi in defense of the Action or any deficiency in the claims asserted in the Complaints; (ii) the validity of any defense or counterclaim that has been or could have been asserted in the Action or in any other litigation, action, or proceeding, or that otherwise relates to the subject matter of the Action; (iii) the deficiency of any claim that has been or could have been asserted in the Action or in any other litigation, action, or proceeding; and/or (iv) any liability, negligence, fault, or wrongdoing on its part;

(c)          shall not be described as, construed as, interpreted as, offered or received against Sanofi and/or Plaintiff as an admission or concession that the consideration to be given in the Settlement represents the amount that could be or would have been awarded to Plaintiff after trial; and

(d)          shall not be offered or received against any of the Parties in any other civil, criminal, or administrative action, litigation, or proceeding, except in connection with any action, litigation, or proceeding to enforce the terms of this Agreement.

2.           Notwithstanding Paragraph II.L hereof, any of the Released Persons may file, cite, and/or refer to this Agreement or the Joint Dismissal Order in any other action or proceeding that may be brought against them in any forum in order to effectuate the liability protection granted hereunder or to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release and discharge, good faith settlement, judgment bar or reduction, any theory of claim preclusion or issue preclusion, or any similar defense or counterclaim.

3.            The provisions of and obligations in Paragraph II.M hereof shall survive and remain in full force and effect and be binding in all respects on the Parties even if the Settlement is not consummated and/or the Effective Date does not occur.

O.           Entire Agreement; Modification.  This Agreement constitutes the entire agreement between the Parties and overrides and replaces all prior negotiations and terms proposed or discussed, whether in writing or orally, about the subject matter hereof.  No modification of this Agreement will be valid unless it is in writing identified as an Amendment to this Agreement and is signed by all Parties.

P.           Governing Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of New York (or United States federal law, to the extent applicable), including any applicable statutes of limitation, without regard to any otherwise applicable principles of conflicts of law or choice of law rules (whether of the State of New York or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.

Q.           Remedies for Breach.

1.           In the event that any Plaintiff Releasor brings an action against any Sanofi Released Person based on any Released Claim, or in the event that Plaintiff breaches this Agreement, Sanofi or any other Sanofi Released Person may, at its or their option and as applicable (a) plead this Agreement in bar to any such action and (b) seek as against such Plaintiff Releasor any and all remedies available at law or in equity, including injunctive relief and monetary damages, costs, and reasonable attorneys’ fees.

2.            In the event that any Sanofi Releasor brings an action against any Plaintiff Released Person based on any Released Claim, or in the event Sanofi breaches this Agreement, Plaintiff or any other Plaintiff Released Person may, at its or their option and as applicable (a) plead this Agreement in bar to any such action, and (b) seek as against such Sanofi Releasor any and all remedies available at law or in equity, including injunctive relief and monetary damages, costs, and reasonable attorneys’ fees.

3.           The Parties agree and acknowledge that money damages are not an adequate remedy for any breach of the provisions of this Agreement and that a non-breaching Party may, in its sole discretion, apply to the United States District Court for the Southern District of New York for specific performance or injunctive relief (without posting a bond or other security) against the breaching party in order to enforce or prevent any violation of the provisions of this Agreement, and the other Party shall not object to such remedies on the basis that an adequate remedy at law exists.

4.            Notwithstanding the foregoing, the Parties agree that for any dispute arising out of or relating to this Agreement, before filing any litigation, the Parties shall first seek mediation of such dispute.  The cost of mediation shall be divided equally between the Parties.

R.           Fees and Costs.  Except as otherwise expressly set forth herein, each Party shall bear its own costs and expenses, including any and all legal and expert fees, incurred in connection with the Action and this Agreement.

S.           Construction.  Each Party has cooperated in the drafting and preparation of this Agreement.  Accordingly, in any construction of any of the terms of this Agreement, the same shall not be construed against any Party.  The captions and headings of the Paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  Unless the context of this Agreement clearly requires otherwise:  (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein,” or “hereof” relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars.  Section, subsection, exhibit, and paragraph references are to this Agreement as originally executed unless otherwise specified.  Any reference herein to any statute, rule, regulation, or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation, or agreement as it may be modified, varied, amended, or supplemented from time to time.

T.            Counterparts. This Agreement may be executed in multiple counterparts (including via facsimile or other electronic mail), which shall be deemed an original, but all of which together shall constitute one and the same instrument.

U.           Binding Effect.   Upon execution by the Parties, this Agreement is binding upon and shall inure to the benefit of the Parties, their successors, assigns, heirs, executors, legal representatives, and administrators.

V.            Additional Representations and Warranties.

1.            Each Party represents and warrants that:

(a)          The undersigned has the full legal right and capacity to enter into this Agreement and perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Party, constitutes a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and rules of law governing specific performance, injunctive relief, or other equitable remedies.

(b)         The execution and delivery by such Party of this Agreement, the performance by such Party of its obligations hereunder, and the consummation of the transactions contemplated hereby, will not (a) result in the violation by such Party of any statute, law, rule, regulation, agreement, or ordinance, or any judgment, decree, order, writ, permit, or license of any governmental or regulatory authority applicable to such Party, or (b) other than Court Approval, require such Party to obtain any consent, approval, or action of, make any filing with, or give any notice to any Person, which action has not already been undertaken by such Party.

W.          Enforcement of the Agreement.

1.           In the event that Plaintiff breaches this Agreement, Sanofi, upon written notice to Plaintiff, may sue to enforce the terms hereof, or seek damages occasioned by the breach.  In the event Sanofi breaches this Agreement, Plaintiff, upon written notice to Sanofi, may sue to enforce the terms hereof, or seek damages occasioned by the breach.

X.           Limitation on Assignment.  No Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party.

Y.           Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective heirs, successors, and permitted assigns (other than as contemplated by the releases contained herein).

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties sign this Agreement as of the date first above referenced with the intent to be bound by its terms and conditions.

/s/ Gavin Wilkinson
Name: Gavin Wilkinson
Title: Senior Vice President
UMB Bank, N.A.
120 South Sixth Street, Suite 1400
Minneapolis, MN 55402

/s/ Claire Terrazas
Name: Claire Terrazas
Title: Vice President, Corporate Legal Affairs
Sanofi
54 Rue la Boétie
75008 Paris, France

Exhibit A

ESCROW ACCOUNT

Exhibit B

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

:
UMB BANK, N.A., as Trustee,		:
:
	Plaintiff,	:
		:	Case No. 15 Civ. 8725 (GBD) (RWL)
v.		:
		:	ECF CASE
SANOFI,		:
:
	Defendant.	:
:

JOINT STIPULATION OF DISMISSAL WITH PREJUDICE

Pursuant to Federal Rule of Civil Procedure 41(a)(1), Plaintiff UMB Bank, N.A., as Trustee, and Defendant Sanofi hereby stipulate and agree that this action and all claims and defenses asserted herein be dismissed with prejudice, with each party bearing its own attorneys’ fees, costs, and expenses relating thereto.  The parties also hereby withdraw and terminate all pending motions, including summary judgment motions, submitted in this action.
Dated:  October __, 2019

So Ordered:

CAHILL GORDON & REINDEL LLP	WEIL, GOTSHAL & MANGES LLP

Charles A. Gilman	John A. Neuwirth
Jonathan D. Thier	Joshua S. Amsel
Michael B. Weiss	Stefania D. Venezia
80 Pine Street	767 Fifth Avenue
New York, NY 10005	New York, NY 10153
Telephone: (212) 701-3000	Telephone: (212) 310-8297
Attorneys for UMB Bank, N.A.	Attorneys for Sanofi

Exhibit C:   Escrow Agreement